JOINT FILING STATEMENT
(pursuant to rule 13d-1(f)(1)(iii))

The undersigned each acknowledge and agree that the foregoing Statement on Schedule 13D with respect to the ownership of certain equity securities of LSB Industries, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other reporting persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: April 10, 2007

/s/ Jack E. Golsen
JACK E. GOLSEN

/s/ Sylvia H. Golsen
SYLVIA H. GOLSEN

/s/ Barry H. Golsen
BARRY H. GOLSEN

/s/ Steven J. Golsen
STEVEN J. GOLSEN

SBL CORPORATION

By: /s/ Jack E. Golsen
Jack E. Golsen, President

GOLSEN PETROLEUM CORPORATION

By:
Jack E. Golsen, President

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